REORGANIZATION AND STOCK PURCHASE AGREEMENT

BY AND BETWEEN

EMERGENT HEALTH CORPORATION

AND

PHARMAZU, INC.

DECEMBER 28th, 2021

REORGANIZATION AND STOCK PURCHASE AGREEMENT

This **REORGANIZATION AND STOCK PURCHASE AGREEMENT** (the "**Agreement**") is dated as of December 28th, 2021 (the "**Effective Date**"), by and among Emergent Health Corporation, Inc., a Wyoming corporation ("**EMGE**"), on the one hand, and PharmaZu Inc., a Delaware corporation ("**PHARMAZU**") and the shareholders identified on the signature page of this Agreement as the shareholders of PHARMAZU (the "**Shareholders**"), on the other hand. Each of EMGE, PHARMAZU, and the Shareholders shall be referred to herein as a "**Party**" and collectively as the "**Parties**."

W I T N E S S E T H

WHEREAS, the Shareholders collectively own 2,100,000 shares of PHARMAZU's outstanding common stock.

WHEREAS, the Shareholders desire to sell and EMGE desires to purchase all of the PHARMAZU Shareholders shares in accordance with the terms set forth herein;

WHEREAS, the Parties desire and intend that the transactions contemplated by this Agreement will be a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, in consideration of the premises and respective mutual agreements, covenants, representations and warranties herein contained, it is agreed between the Parties hereto as follows:

ARTICLE 1
SALE AND PURCHASE OF THE PHARMAZU SHARES

1.1 Sale of the PHARMAZU Shares. At the Closing (as defined in Section 4.1), subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, the Shareholders shall sell to EMGE and EMGE shall purchase from the Shareholders, all of the PHARMAZU Shares.

1.2 Purchase Price. As consideration for the purchase of the PHARMAZU Shares (the "Purchase Price"), EMGE shall issue to the Shareholders pro-rata thereto, as set forth in **Exhibit A** attached hereto and made a part hereof, 500,000 shares of Series C Convertible Non-Voting Preferred Stock ("Preferred Stock") and up to an additional 1,600,000 shares of Preferred Stock subject to certain terms and conditions. PHARMAZU shall become a subsidiary of EMGE.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF PHARMAZU AND THE SHAREHOLDERS

2.1 Representations and Warranties of PHARMAZU and the Shareholders. To induce EMGE to enter into this Agreement and to consummate the transactions contemplated hereby, PHARMAZU and the Shareholders, and each of them, represent and warrant as of the date hereof and as of the Closing, as follows:

2.1.1 Authority of PHARMAZU and the Shareholders; Transfer of PHARMAZU Shares. PHARMAZU and the Shareholders have the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein. This Agreement, and all of the Exhibits attached hereto, constitutes the legal, valid and binding obligation of PHARMAZU and the Shareholders. The Shareholders shall transfer title in and to the PHARMAZU Shares to EMGE free and clear of all liens, security, pledges, encumbrances, charges, restrictions, demands, and claims of any kind or nature whatsoever, whether direct or indirect or contingent.

2.1.2 Existence of PHARMAZU. PHARMAZU is duly organized, validly existing, and in good standing under the laws of the state of Delaware. It has all requisite power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted. It is in good standing in

each state, nation or other jurisdiction wherein the character of the current business transacted by it makes such qualification necessary.

2.1.3 Capitalization of PHARMAZU. The authorized equity securities of PHARMAZU consist of 2,100,000 common Shares of which 2,100,000 common shares are issued and outstanding. No other Shares of PHARMAZU of any class are issued and outstanding. All of the issued and outstanding Shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and non-assessable. There are no options, warrants, rights, calls, commitments, plans, contracts or other agreements of any character granted or issued by PHARMAZU which provide for the purchase, issuance or transfer of any Shares of PHARMAZU nor are there any outstanding securities granted or issued by PHARMAZU that are convertible into any Shares of PHARMAZU, and none are authorized. PHARMAZU is not obligated or committed to purchase, redeem or otherwise acquire any of its equity. All presently exercisable voting rights in PHARMAZU are vested exclusively in its outstanding Shares, which voting rights are apportioned in accordance with each shareholders respective ownership percentage of the Shares, and other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of PHARMAZU's equity securities.

2.1.4 Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation., bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which PHARMAZU or the Shareholders are a party or by which any of them or any of their properties are bound; (b) result in the creation of any security , lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of PHARMAZU or the Shareholders; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on PHARMAZU or the Shareholders or any of their respective actions.

2.1.5 Taxes.

2.1.5.1 All taxes, assessments, fees, penalties, and other governmental charges with respect to PHARMAZU which have become due and payable on the date hereof have been paid in full or adequately reserved against by PHARMAZU, (including without limitation, income, property, sales, use, franchise, capital stock, excise, added value, employees' income withholding, social security and unemployment taxes), and all and penalties thereon with respect to the periods then ended and for all periods thereto;

2.1.5.2 There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against PHARMAZU, nor are there any actions, suits, proceedings, investigations or claims now pending against PHARMAZU, nor are there any actions, suits, proceedings, investigations or claims now pending against PHARMAZU in respect of any tax or assessment, or any matters under discussion with any federal, state, local or foreign authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority, and there is no basis for the assertion of any additional taxes or assessments against PHARMAZU; and

2.1.5.3 The consummation of the transactions contemplated by this Agreement will not result in the imposition of any additional taxes on or assessments against PHARMAZU.

2.1.6 Disputes and Litigation. There are no suits, actions, litigation, proceedings, investigations, claims, complaints, or accusations pending, threatened against, or affecting PHARMAZU or any of its properties, assets or business or to which it is a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and there is no basis for such suit, action, litigation, proceeding, investigation, claim, complaint, or accusation; (b) there is no pending or threatened change in any environmental, zoning or building laws, regulations or ordinances which affect or could affect PHARMAZU or any of its properties, equipment, assets or businesses; and (c) there is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitrator or governmental body against or affecting PHARMAZU or any of its properties, assets or

businesses. There is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or any of the aforesaid threatened, or any contingent liability which would give rise to any right of indemnification or similar right on the part of any director or officer of PHARMAZU or any such person's heirs, executors or administrators as against PHARMAZU.

2.1.7 Compliance with laws. To the best of PHARMAZU's knowledge, (1) PHARMAZU has at all times been, and presently is, in full compliance with, and has not received notice of any claimed violation of, any applicable federal, state, local, foreign and other laws, rules and regulations; (2) PHARMAZU has filed all returns, reports and other documents and furnished all information required or requested by any federal, state, local or foreign governmental agency and all such returns, reports, documents and information are true and complete in all respects; (3) all permits, licenses, orders, franchises and approvals of all federal, state, local or foreign governmental or regulatory bodies required of PHARMAZU for the conduct of its business have been obtained, no violations are or have been recorded in respect of any such permits, licenses, orders, franchises and approvals; (4) there is no litigation, proceeding, investigation, arbitration, claim, complaint or accusation, formal or informal, pending or threatened, which may revoke, limit, or question the validity, sufficiency or continuance of any such permit, license, order, franchise or approval; and (5) such permits, licenses, orders, franchises and approvals are valid and sufficient for all activities presently carried on by PHARMAZU.

2.1.8 Guaranties. PHARMAZU has not guaranteed any dividend, obligation or indebtedness of any Person; nor has any Person guaranteed any dividend, obligation or indebtedness of PHARMAZU.

2.1.9 Books and Records. PHARMAZU keeps its books, records and accounts (including, without limitation, those kept for financial reporting purposes and for tax purposes) in accordance with good business practice and in sufficient detail to reflect the transactions and dispositions of its assets, liabilities and equities. The minute books of PHARMAZU contain records of its Shareholders' meetings and of action taken by such Shareholders. The meetings Shareholders referred to in such minute books were duly called and held, and the minutes appearing in such minute books were duly adopted. The signatures appearing on all documents contained in such minute books are the true signatures of the persons purporting to have signed the same. Attached hereto as **Exhibit B** is (a) an income statement and a balance sheet of PHARMAZU from inception through December 23rd, 2021, prepared with the most up-to-date adjustments reasonably available, and (b) a "mini-statement" or receipt from any banks at which PHARMAZU has an account showing debits and credits as well as the bank balance as of the Closing Date.

2.1.10 EMGE Shares to be Restricted Securities. The Shareholders acknowledge that the EMGE Preferred Shares will be "restricted securities" (as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended ("**Rule 144**"), will include the customary restrictive legend, and, except as otherwise set forth in this Agreement, that the shares cannot be sold for a period of at least six months from the date of issuance unless registered with the United States Securities and Exchange Commission (the "**SEC**") and qualified by appropriate state securities regulators, or unless the Shareholders obtain written consent from EMGE and otherwise complies with an exemption from such registration and qualification (including, without limitation, compliance with Rule 144).

2.1.11 Leases. PHARMAZU either owns or has valid and existing leases with all facilities where its offices are located or where any of PHARMAZU's equipment or other assets are located.

2.1.12 Employment and Consulting Agreements. PHARMAZU shall execute 3-year Employment and/or Consulting Agreements with Adam Brooks, Emerging Capital Strategies, Ltd., CKM Consulting, Inc. and Christine Arenella.

2.1.13 Trademark and all rights thereto for PHARMAZU (Serial # 90437585), domain and all rights thereto for https://www.pharmazu.com/, proposed Dynacord Agreement, DMS License Agreement and Fusion Specialty Pharmacies 1 & 2.

2.1.14 Liabilities. PHARMAZU shall have no liabilities other than $62,500 to Christine Arenella and up to $24,500 to Emerging Capital Strategies, Ltd. subject to verification by EMGE of advances made by Emerging Capital Strategies, Ltd. to or on behalf of PHARMAZU, current in all tax filings, no litigation or threatened litigation. The Christine Arenella and Emerging Capital Strategies, Ltd. Promissory Notes are attached hereto as **Exhibit J.**

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF EMGE

3.1 Representations and Warranties of EMGE. To induce PHARMAZU and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, EMGE represents and warrants, as of the date hereof and as of the Closing, as follows:

3.1.1 Authority of EMGE. EMGE has the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein. This Agreement, and all of the Exhibits attached hereto, constitutes the legal, valid and binding obligation of EMGE.

3.1.2 Corporate Existence and Authority of EMGE. EMGE is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming. It has all requisite corporate power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted. It is in good standing in each state, nation or other jurisdiction in each state, nation or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.

3.1.3 Capitalization of EMGE. The authorized equity securities of EMGE consists of 200,000,000 shares of common stock, par value $0.001 per share, of which 58,101,111 common shares shall be issued and outstanding as of the date hereof, 100 shares of Series A preferred stock, par value $0.001 per share, all of which are issued or outstanding, 25,000,000 Series B Preferred Stock, par value $0.001 per share, all of which are issued and outstanding and 6,000,000 shares of Series C Preferred Stock, par value $0.001 per share, of which 3,000,000 shares of Series C Preferred Stock are outstanding. No other shares of capital stock of EMGE are issued and outstanding. All of the issued and outstanding shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable. All presently exercisable voting rights in EMGE are vested exclusively in its outstanding shares of common stock, each share of which is entitled to one vote on every matter to come before its shareholders. Other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of EMGE's equity securities.

3.1.4 Subsidiaries. EMGE has two subsidiaries, Emergent Medical Foods, Inc., a Wyoming corporation, and Emergent OTC Products, Inc., a Wyoming corporation at Closing.

3.1.5 Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which EMGE is a party or by which it or any of its properties are bound; (b) result in the creation of any security , lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of EMGE; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on EMGE or any of its actions.

3.1.6 Current Financial Information. EMGE shall be current in its financial reporting obligations to OTC Markets. Said reports are available at https://www.otcmarkets.com/stock/EMGE/disclosure.

ARTICLE 4
CLOSING AND DELIVERY OF DOCUMENTS

4.1 Closing. The Closing (the "**Closing**") shall take place at the offices of EMGE. on or about December _23rd, 2021, or at such other place, date and time as the Parties may agree in writing (the "**Closing Date**").

4.2 Deliveries by EMGE. At the Closing, EMGE shall deliver the following:

4.2.1 EMGE shall deliver to the Shareholders:

(a) written confirmation of the approval of this Agreement and the herein described transactions by EMGE's Board of Directors; and

(b) the EMGE Preferred Stock to be issued shall be subject to no liens, security, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever shall be delivered as soon as practicable after closing;

4.2.2 EMGE shall deliver to PHARMAZU:

(a) written confirmation of the approval of this Agreement and the herein described transactions by EMGE's Board of Directors; and

(b) an officer's certificate, executed by the President of EMGE, in the form attached hereto as **Exhibit C**, shall satisfy this delivery requirement;

(c) $40,000 cash shall be advanced to PHARMAZU bank account and managed by Frank Magliochetti, CEO of EMGE or designee pursuant to the Use of Proceeds attached hereto as **Exhibit E.**

4.3 Delivery by PHARMAZU: At the Closing, or as otherwise set forth below, PHARMAZU shall deliver the following:

4.3.1 PHARMAZU shall deliver to EMGE:

(a) written confirmation of the approval of this Agreement and the herein described transactions by PHARMAZU's Board of Directors; and

(b) officer's certificate, executed by the President of PHARMAZU in the form attached hereto as **Exhibit D**, shall satisfy this delivery requirement;

(c) a certificate of good standing, dated within ten (10) days prior to the Closing Date, evidencing the good standing status of PHARMAZU;

(d) the financial statements of PHARMAZU as set forth in Section 2.1.10,

4.4 Delivery by The Shareholders: At the Closing, the Shareholders shall deliver the following:

(a) the PHARMAZU Shares subject to no liens, security, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever;

ARTICLE 5
CONDITIONS, TERMINATION, AMENDMENT AND WAIVER

5.1 Conditions Precedent. This Agreement, and the transactions contemplated hereby, shall be subject to the following conditions precedent:

5.1.1 The obligation of EMGE to pay the Purchase Price and to satisfy its other obligations hereunder shall be subject to the fulfillment (or waiver by EMGE), at or prior to the Closing, of the following conditions, which PHARMAZU agrees to use its best efforts to cause to be fulfilled:

(a) Representations, Performance. If the Closing Date is not the date hereof, the representations and warranties contained in Section 2.1 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby; PHARMAZU and the Shareholders shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and PHARMAZU shall have delivered to EMGE a certificate dated the Closing Date, and signed by its President to the effect set forth above in this section.

(b) Consents. Any required consent to the transactions contemplated by this Agreement shall have been obtained or waived.

(c) Litigation. No suit, action, arbitration or other proceeding or investigation shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain material damages or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which is likely to affect materially the value of PHARMAZU, other than as set forth in Schedule 2.1.7.

(d) Proceedings and Documentation. All proceedings of PHARMAZU in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be satisfactory in form and substance to EMGE and EMGE's counsel, and EMGE and EMGE's counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which EMGE is entitled and as may be reasonably requested.

(e) Property Loss. No portion of PHARMAZU's assets shall have been destroyed or damaged or taken by condemnation under circumstances where the loss thereof will not be substantially reimbursed to EMGE through the proceeds of applicable insurance or condemnation award.

(f) Consents and Approvals. All material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental or regulatory bodies which are (1) necessary to enable EMGE to fully operate the business of PHARMAZU as contemplated from and after the Closing shall have been obtained and be in full force and effect, or (2) necessary for the consummation of the transactions contemplated hereby, shall have been obtained. Any notices to or consents of any party to any agreement or commitment constituting part of the transactions contemplated hereby, or otherwise required to consummate any such transactions, shall have been delivered or obtained.

(g) As of the Closing Date, the balance of all bank accounts for PHARMAZU shall be at least $100.00 after accounting for any outstanding debits and/or credits, and all accounts payable will have been timely paid in accordance with their terms. The bank account shall consist of one representative of PHARMAZU and one representative of EMGE.

5.1.2 The obligation of PHARMAZU and the Shareholders to deliver the PHARMAZU Shares and to satisfy their other obligations hereunder shall be subject to the fulfillment (or waiver by PHARMAZU and the Shareholders), at or prior to the Closing, of the following conditions, which EMGE agrees to use its best efforts to cause to be fulfilled:

(a) Representations, Performance. If the Closing Date is not the date hereof, the representations and warranties contained in Section 3.1 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby; EMGE shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(b) Proceedings and Documentation. All corporate and other proceedings of EMGE in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such corporate proceedings, shall be satisfactory in form and substance to PHARMAZU and PHARMAZU's counsel, and PHARMAZU and PHARMAZU's counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which PHARMAZU is entitled and as may be reasonably requested.

5.2 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated, and the transactions contemplated hereby may be abandoned prior to the Closing Date only by the mutual consent of all of the Parties.

5.3 Waiver and Amendment. Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the Party entitled to the benefits thereof. The failure or delay of any Party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such Party's right at a later time to enforce the same. No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to

be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all Parties hereto.

ARTICLE 6
COVENANTS, INDEMNIFICATION

6.1 To induce EMGE to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made, PHARMAZU and the Shareholders covenant and agree as follows:

6.1.1 Notices and Approvals. PHARMAZU and the Shareholders agree: (a) to give all notices to third parties which may be reasonably necessary or deemed desirable by EMGE in connection with this Agreement and the consummation of the transactions contemplated hereby; (b) to use its best efforts to obtain all federal and state governmental regulatory agency approvals, consents, permit, authorizations, and orders necessary or deemed desirable by EMGE in connection with this Agreement and the consummation of the transaction contemplated hereby; and (c) to use its best efforts to obtain all consents and authorizations of any other third parties necessary or deemed desirable by EMGE in connection with this Agreement and the consummation of the transactions contemplated hereby.

6.1.2 Information for EMGE's Statements and Applications. PHARMAZU, its employees, accountants and attorneys shall cooperate fully with EMGE in the preparation of any statements or applications made by EMGE to any federal or state governmental regulatory agency in connection with this Agreement and the transactions contemplated hereby and to furnish EMGE with all information concerning PHARMAZU and the Shareholders reasonably necessary or deemed desirable by EMGE for inclusion in such statements and applications, including, without limitation, all requisite financial statements and schedules.

6.1.3 Access to Information. EMGE, together with its appropriate attorneys, agents and representatives, shall be permitted to make the full and complete investigation of PHARMAZU and the Shareholders and have full access to all of the books and records of PHARMAZU during reasonable business hours. Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior consent of the other.

6.2 To induce PHARMAZU and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made, EMGE covenants and agrees as follows:

6.2.1 Access to Information. PHARMAZU, together with its appropriate attorneys, agents and representatives, shall be permitted to make the full and complete investigation of EMGE and have full access to all of the books and records of the other during reasonable business hours. Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior consent of the other.

6.3 Indemnification.

6.3.1 Indemnity of PHARMAZU and the Shareholders. EMGE agrees to indemnify, defend and hold PHARMAZU and the Shareholders harmless from and against any and all Losses (as hereinafter defined) arising out of or resulting from the breach by EMGE of any representation, warranty, covenant or agreement of EMGE contained in this Agreement or the schedules and exhibits hereto. For purposes of Section 6.3, the term "**Losses**" shall mean all damages, costs and expenses (including reasonable attorneys' fees) of every kind, nature or description, it being the intent of the Parties that the amount of any such Loss shall be the amount necessary to restore the indemnified party to the position it would have been in (economically or otherwise), including any costs or expenses incident to such restoration, had the breach, event, occurrence or condition occasioning such Loss never occurred. Notwithstanding the foregoing provisions of this section, no claim for indemnification shall be made by PHARMAZU or the Shareholders under this Section unless and until the aggregate amount of all Losses of PHARMAZU and the Shareholders in respect thereof shall exceed $5,000. EMGE's liability under this Section shall not exceed the Purchase Price.

6.3.2 Indemnity of EMGE. PHARMAZU hereby agrees to indemnify, defend and hold EMGE harmless from and against any and all Losses arising out of or resulting from the breach by PHARMAZU of any representation, warranty, agreement or covenant contained in this Agreement or the exhibits and schedules hereto, including, without limitation, the failure to disclose any liabilities or material contracts or agreements pursuant to Section 2.1.10. EMGE shall have the right to offset any Losses incurred and actually paid pursuant to this Section 6.3.2 against any amounts due from EMGE to PHARMAZU, however, any offset shall not act as EMGE's sole remedy. Notwithstanding the foregoing provisions of this Section, no claim for indemnification shall be made by EMGE under this Section unless and until the aggregate amount of all Losses of EMGE in respect thereof shall exceed $1,000.

6.3.3 Indemnification Procedure.

(a) An indemnified party shall notify the indemnifying party of any claim of such indemnified party for indemnification under this Agreement within thirty days of the date on which such indemnified party or an executive officer or representative of such indemnified party first becomes aware of the existence of such claim. Such notice shall specify the nature of such claim in reasonable detail and the indemnifying party shall be given reasonable access to any documents or properties within the control of the indemnified party as may be useful in the investigation of the basis for such claim. The failure to so notify the indemnifying party within such thirty-day period shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any additional loss that occurred as a result of the failure of such person to give such notice.

In the event any indemnified party is entitled to indemnification hereunder based upon a claim asserted by a third party (including a claim arising from an assertion or potential assertion of a claim for Taxes), the indemnifying party shall be given prompt notice thereof, in reasonable detail. The failure to so notify the indemnifying party shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any Loss that occurred as a result of the failure of such person to give such notice. The indemnifying party shall have the right (without prejudice to the right of any indemnified party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so not later than twenty days following notice thereof by the indemnifying party or such shorter time period as required so that the of the indemnified party would not be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both an indemnifying party and an indemnified party and the indemnified party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of because of the availability of different or additional defenses to the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying party. If the indemnifying party does not so choose to defend or prosecute any such claim asserted by a third party for which any indemnified party would be entitled to indemnification hereunder, then the indemnified party shall be entitled to recover from the indemnifying party, on a monthly basis, all of its attorneys' reasonable fees and other costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim. Notwithstanding the assumption of the defense of any claim by an indemnifying party pursuant to this paragraph, the indemnified party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld).

(b) The indemnifying party and the indemnified party shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss. The indemnified party shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation. Except for fees and expenses for which indemnification is provided pursuant to Section 6.3 or Section 6.4, as the case may be, and as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this paragraph (b).

ARTICLE 7
POST CLOSING

7.1 The Shareholders pro-rata to their pre-closing PHARMAZU shareholdings shall receive up to 1,600,000 shares of EMGE Preferred Stock subject to the following terms and conditions:

7.1.1 500,000 shares of Preferred Stock upon execution of definitive joint venture agreement with Dynacord. Draft agreement attached hereto as **Exhibit F**.

7.1.2 500,000 shares of Preferred Stock upon execution of definitive technology license agreement with DMS. Draft agreement attached hereto as **Exhibit G**.

7.1.3 600,000 shares of Preferred Stock upon execution of definitive agreement to acquire Fusion Specialty Pharmacy 1 & 2. Letter of Intent attached hereto as **Exhibit H**.

7.2 The Officers of PHARMAZU shall be Adam Brooks, James Zimbler and Michael Handelman. The Directors of PHARMAZU shall be Adam Brooks and James Zimbler. __

7.3 EMGE shall advance (1) $700,000 of the first $1,000,000 raised from the Company's currently qualified Tier 1 of Regulation A of the United States Securities and Exchange Commission (the "SEC") Offering ("Reg A") to be allocated $500,000 to acquire Fusion Specialty Pharmacy 1 & 2 and $200,000 for working capital subject to the Use of Proceeds as set forth in **Exhibit I** (2) $1,300,000 of the next $2,000,000 raised from the Company's currently qualified Reg A subject to a use of proceeds approved by the EMGE Board of Directors. There shall no modification to the use of proceeds without the approval of the EMGE Board of Directors.

7.4 Employment and/or Consulting Agreements commencing upon acquisition of Fusion Pharmacy 1 & 2 (1) full-time with Adam Brooks at $12,500 per month (2) part-time with Emerging Capital Strategies, LTD. at $7,500 per month or full time at $12,500 per month (3) part time with CKM Consulting at $3,750 per month, (4) part time with Christine Arenella at $5,000 per month.

7.5 Spin-Out Rights. For the 2-year period following execution of the Definitive Agreements, Adam Brooks, for and on behalf of the pre-closing PharmaZu shareholders, shall have the option to exchange their post-closing EMGE shares for their pre-closing PharmaZu shares as follows:

(a) 100% of post-closing EMGE shares, repayment of advances to date with 10% interest compounded on an annual basis for 80% of their pre-closing PharmaZu shares on/or before June 30th, 2022.

(b) 100% of post-closing EMGE shares, repayment of advances to date with 10% interest compounded on an annual basis for 75% of their pre-closing PharmaZu shares on/or before December 31st, 2022.

(c) 100% of post-closing EMGE shares, repayment of advances to date with 10% interest compounded on an annual basis for 70% of their pre-closing PharmaZu shares on/or before June 30th, 2023.

(d) 100% of post-closing EMGE shares, repayment of advances to date with 10% interest compounded on an annual basis for 65% of their pre-closing PharmaZu shares on/or before December 31st, 2023.

If any of the scenarios above are exercised, at the request of EMGE, PharmaZu shall register and distribute EMGE's PharmaZu shares to the EMGE shareholders on a pro-rata basis subject to Staff Legal Bulletin # 4 by filing an S-1 Registration Statement with the Securities and Exchange Commission ("SEC") at the sole expense of PharmaZu making PharmaZu its own standalone public company.

ARTICLE 8
MISCELLANEOUS

8.1 Expenses. Except as otherwise specifically provided for herein, whether or not the transactions contemplated hereby are consummated, each of the Parties hereto shall bear the cost of all fees and expenses relating to or arising from its compliance with the various provisions of this Agreement and such Party's covenants to be performed hereunder, and except as otherwise specifically provided for herein, each of the Parties hereto agrees to pay all of its own expenses (including, without limitation, attorneys and accountants' fees and printing expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect, and all such fees and expenses of the Parties hereto shall be paid prior to Closing.

8.2 Notices. Any notice, request, instruction or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be delivered by facsimile or overnight courier to the following addresses:

To EMGE:

Mr. Frank Magliochetti, CEO
20138 Valley Forge Circle
King of Prussia, PA 19406
Phone: 978-852-1323
E-mail: fpm@parcaecapital.com

To PHARMAZU or the Shareholders of PHARMAZU:

Mr. Adam Brooks, CEO
PharmaZu Corp.
1881 W Frederick Small Rd.
Jupiter, FL 33458
E-mail: adam@pharmazu.com

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. Notice shall be conclusively deemed given at the time of delivery if made during normal business hours, otherwise notice shall be deemed given on the next business day.

8.3 Entire Agreement. This Agreement, together with the schedules and exhibits hereto, sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement, or exhibits hereto or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

8.4 Survival of Representations. All statements of fact (including financial statements) contained in the schedules, the exhibits, the certificates or any other instrument delivered by or on behalf of the Parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the respective Party hereunder. All representations, warranties, agreements, and covenants hereunder shall survive the Closing and remain effective regardless of any investigation or audit at any time made by or on behalf of the Parties or of any information a Party may have in respect thereto. Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy possessed by any Party hereto, notwithstanding that such Party knew or should have known at the time of Closing that such right or remedy existed.

8.5 Incorporated by Reference. All documents (including, without limitation, all financial statements) delivered as part hereof or incident hereto are incorporated as a part of this Agreement by reference.

8.6 Remedies Cumulative. No remedy herein conferred upon any Party is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

8.7 Execution of Additional Documents. Each Party hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

8.8 Finders' and Related Fees. Each of the Parties hereto is responsible for, and shall indemnify the other against, any claim by any third party to a fee, commission, bonus or other remuneration arising by reason of any

services alleged to have been rendered to or at the instance of said Party to this Agreement with respect to this Agreement or to any of the transactions contemplated hereby.

8.9 Governing Law. This Agreement has been negotiated and executed in the State of Florida and shall be construed and enforced in accordance with the laws of such state.

8.10 Forum. Each of the Parties hereto agrees that any action or suit which may be brought by any Party hereto against any other Party hereto in connection with this Agreement or the transactions contemplated hereby may be brought only in a federal or state court in Palm Beach County, Florida and no other jurisdiction.

8.11 Attorneys' Fees. Except as otherwise provided herein, if a dispute should arise between the Parties including, but not limited to arbitration, the prevailing Party shall be reimbursed by the non-prevailing Party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees exclusive of such amount of attorneys' fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

8.12 Binding Effect and Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, legal representatives and assigns.

8.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written hereinabove.

Emergent Health Corporation ("EMGE")

DocuSigned by:

By: Frank Magliochetti

Frank Magliochetti, CEO

PharmaZu Inc. ("PHARMAZU")

DocuSigned by:

By: ____________________

Adam Brooks, CEO

Adam Brooks ("Shareholder")

DocuSigned by:

By: ____________________

Adam Brooks, as to 900,000 shares

Christine Arenella ("Shareholder")

DocuSigned by:

By: Christine Arenella

Christine Arenella, as to 300,000 shares ____________________

Emerging Capital Strategies, Ltd. ("Shareholder")

DocuSigned by:

By: James W. Zimbler

James Zimbler, CEO, as to 900,000 shares

EXHIBIT "A"
PHARMAZU SHAREHOLDERS

NAME	# OF PHARMAZU COMMON SHARES
Adam Brooks	900,000
Christine Arenella	300,000
Emerging Capital Strategies, Ltd.	900,000

EXHIBIT "B"
PHARMAZU DECEMBER 23RD 2021 BALANCE SHEET

PharmaZu, Inc. Balance Sheet

Date: 12-23-2021

Assets	2021	
Current Assets		
Cash	$70.89	
Accounts receivable		
Inventory		
Prepaid expenses		
Short-term investments		
Total current assets	$70.89	-
Fixed (Long-Term) Assets		
Long-term investments		
Property, plant, and equipment	$50,000.00	
(Less accumulated depreciation)		
Intangible assets		
Total fixed assets	$50,000.00	-
Other Assets		
Deferred income tax		
Other		
Total Other Assets	$0.00	-
Total Assets	**$50,070.89**	-

Liabilities and Owner's Equity		
Current Liabilities		
Accounts payable		
Short-term loans	$24,500.00	
Income taxes payable		
Accrued salaries and wages		
Unearned revenue		
Current portion of long-term debt		
Total current liabilities	$24,500.00	-
Long-Term Liabilities		
Long-term debt	$62,500.00	
Deferred income tax		
Other		
Total long-term liabilities	$62,500.00	-
Owner's Equity		
Owner's investment		
Retained earnings		
Other		
Total owner's equity	$0.00	-
Total Liabilities and Owner's Equity	**$87,000.00**	-

EXHIBIT "C"
EMGE OFFICERS CERTIFICATE

The undersigned hereby certifies on behalf of Emergent Health Corporation, a Wyoming corporation ("EMGE" or the "Company"), pursuant to that certain Reorganization and Stock Purchase Agreement (the "Purchase Agreement") dated December 28th , 2021 by and among the Company, on the one hand, and PharmaZu Inc., a Delaware ("PHARMAZU") and the Shareholders of PHARMAZU (collectively, the "Shareholders"), on the other hand, that he is the duly appointed CEO of the Company, and further certifies on behalf of the Company that:

1. The representations and warranties of the Company set forth in this Reorganization and Stock Purchase Agreement are true and correct as of the date hereof as though made on and as of the date hereof (except for any representation or warranty that expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct as of such earlier date).

2. All of the terms, covenants and conditions of this Reorganization and Stock Purchase Agreement to be complied with or performed by the Company at or prior to the date hereof have been complied with and performed by the Company in all material respects.

3. Attached hereto as Exhibit C-1 is a true, correct and complete copy of unanimous written consent by the Board of Directors of the Company on December 28th, 2021, which have not been modified, amended, rescinded or revoked in any way and remain in full force and effect as of the date hereof. Such consent constitutes the only consent adopted by the Board of Directors of the Company relating to this Reorganization and Stock Purchase Agreement.

4. The following is a list of those executive officers of the Company who may be signing any document or certificate in connection with this Reorganization and Stock Purchase Agreement and their respective positions; (ii) each such executive officer has been duly elected and qualified and continues to act in and hold that position; and (iii) the signatures of those appearing adjacent to their respective names and positions below are the genuine and original signatures of such officers:

Name	Position	Signature
Frank Magliochetti	CEO	DocuSigned by: Frank Magliochetti BE8522804B9F4B3... Frank Magliochetti

EXHIBIT "C-1"
EMGE BOARD OF DIRECTORS CONSENT

UNANIMOUS WRITTEN CONSENT OF THE BOARD OF DIRECTORS OF EMERGENT HEALTH CORPORATION

The undersigned Board of Directors of Emergent Health Corporation, a Wyoming corporation (the "Corporation") do hereby adopt the following resolution by unanimous written consent in lieu of a meeting pursuant to the Bylaws of the Company and Wyoming Statutes Title 17 Chapter 16 of the Wyoming Business Corporate Act 17-16-821: In lieu of a meeting of the Company's Board of Directors, the following written consent was circulated to the Board of Directors for unanimous consent effective December 28th , 2021.

WHEREAS, The Board of Directors deems it in the best interest of the Corporation to execute the Reorganization and Stock Purchase Agreement with Pharmazu, Inc. dated December 28th, 2021 and;

RESOLVED, that it is advisable and in the best interest of the Corporation to execute the Reorganization and Stock Purchase Agreement with Pharmazu, Inc. dated December 28th, 2021, and;

IN WITNESS WHEREOF, the undersigned consent to the foregoing resolution and action and direct that this written consent be filed with the minutes of the proceedings of the Board of Directors, and that said resolution and action shall have the same force and effect as if it was adopted at a meeting at which the undersigned was personally present and voted.

DocuSigned by:
Frank Magliochetti
____
Frank Magliochetti, Director

DocuSigned by:
John V. Cappello, D.O. M.B.A.
____
John V. Cappello, Director

DocuSigned by:
Corain Mcginn
____
Coram McGinn, Director

EXHIBIT "D"
PHARMAZU OFFICER'S CERTIFICATE

The undersigned hereby certifies on behalf of PharmaZu Inc., a Delaware corporation ("PHARMAZU" or the "Company"), pursuant to that certain Reorganization and Stock Purchase Agreement (the "Purchase Agreement") dated December 28th, 2021, by and among the Company and the shareholders of PHARMAZU (collectively, the "Shareholders"), on the one hand, and Emergent Health Corporation, a Wyoming corporation. ("EMGE"), on the other hand, that they are duly appointed Officers of the Company, and further certify on behalf of the Company that:

1. The representations and warranties of the Company set forth in the Reorganization and Stock Purchase Agreement are true and correct as of the date hereof as though made on and as of the date hereof (except for any representation or warranty that expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct as of such earlier date).

2. All of the terms, covenants and conditions of the Reorganization and Stock Purchase Agreement to be complied with or performed by the Company at or prior to the date hereof have been complied with and performed by the Company in all material respects.

3. Attached hereto as Exhibit D-1 is a true, correct and complete copy of unanimous written consent by the Board of Directors of the Company on December 28th, 2021, which have not been modified, amended, rescinded or revoked in any way and remain in full force and effect as of the date hereof. Such consent constitutes the only consent adopted by the Board of Directors of the Company relating to this Reorganization and Stock Purchase Agreement.

4. The following is a list of those executive officers of the Company who may be signing any document or certificate in connection with the Purchase Agreement and their respective positions; (ii) each such executive officer has been duly elected and qualified and continues to act in and hold that position; and (iii) the signatures of those appearing adjacent to their respective names and positions below are the genuine and original signatures of such officers:

Name	Position	Signature
Adam Brooks	CEO	DocuSigned by: E7CFC02E707540B... Adam Brooks

EXHIBIT "D-1"
PHARMAZU BOARD OF DIRECTORS CONSENT

WRITTEN CONSENT TO ACTION WITHOUT MEETING OF THE DIRECTORS OF **PHARMAZU, INC.**
A FLORIDA CORPORATION

The undersigned, being all of the duly appointed and acting members of the Board of Directors of PharmaZu, Inc., a Florida corporation (the "Corporation"), do hereby consent to the adoption of, and do hereby adopt, the following resolutions with the same force and effect as if adopted at a meeting of the Board of Directors duly called and held, pursuant to the provisions of Sections 607.0821 and 607.0704, Florida Statutes, and pursuant to the bylaws of the Corporation.

1. Approval of Reorganization and Stock Purchase Agreement

WHEREAS, the Board has determined that it is in the best interests of the Corporation to execute and enter into that certain Reorganization and Stock Purchase Agreement (the "Agreement") by and among the Corporation, and Emergent Health Corporation ("Emergent Health"), in substantially the form attached hereto as Exhibit A;

RESOLVED, that the Board hereby authorizes and directs the Corporation's President/CEO, Adam Brooks, to execute and deliver the Agreement by and among the Corporation, and Emergent Health, as soon as practicable and to otherwise comply with the terms and conditions thereof; and

FURTHER RESOLVED, that the Board hereby authorizes and directs the Officers of the Corporation to take any and all actions deemed necessary and appropriate in complying with the terms and conditions of the Reorganization and Stock Purchase Agreement.

2. Authorization of Corporate Actions.

RESOLVED THAT, each officer of the Corporation is hereby authorized and directed to do and perform, or cause to be done and performed, all such acts, deeds and things and to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments or certificates in the name and on behalf of the Corporation or otherwise as each such officer may deem necessary or appropriate to effectuate or carry out fully the purpose and intent of the foregoing resolutions and any of the transactions contemplated thereby.

All actions heretofore taken by any director or officer of the Corporation in connection with any matter referred to in the foregoing resolutions are hereby approved, ratified and confirmed in all respects.

The President/CEO and/or the secretary and any assistant secretary of the Corporation or any other officer of the Corporation, is hereby authorized to certify and deliver, to any person to whom such certification and delivery may be deemed necessary or appropriate in the opinion or such officer, a true copy of the foregoing resolutions.

Approval

Dated: December 28th, 2021

The undersigned, being all the directors of PharmaZu, Inc., waive the required notice of meeting and consent to all actions taken hereby.

DocuSigned by:
[signature]
E7CFC02E707540B...
Adam Brooks

DocuSigned by:
James W. Zimbler
...C019074EE...
James W. Zimbler

EXHIBIT "E"

$40,000 USE OF PROCEEDS

(a) $10,000 for completion of website and telehealth platform to Maxima Digital
(b) $15,000 for Adam Brooks salary pursuant to Employment Agreement for December 2021 and January 2022
(c) $ 5,000 for Emerging Capital Strategies, Inc. pursuant to Consulting Agreement for December 2021 and January 2022
(d) $ 5,000 for CKM Consulting, Inc. pursuant to Consulting Agreement for December 2021 and January 2022
(e) $ 5,000 for Christine Arenella pursuant to Consulting Agreement for December 2021 and January 2022

There shall be no modification to the Use of Proceeds without the approval of the EMGE Board of Directors.

EXHIBIT "F"
DRAFT JOINT VENTURE AGREEMENT WITH DYNACORD

JOINT VENTURE/MANAFACTURING AGREEMENT

THIS JOINT VENTURE AGREEMENT (the "**Agreement**"), made and entered into as of the __ day of November 2021 by and between PharmaZu, LLC., a Florida Limited liability corporation (hereinafter referred to as "**PharmaZu**"), and Dynacord LLC , a _____________ limited liability corporation (hereinafter referred to as "**Dynacord**") (said parties being hereinafter referred to collectively as the "**Parties**" and individually as a "**Party**"):

RECITALS

WHEREAS, the Parties hereto desire to form a joint venture for the purpose of manufacturing, marketing and selling a exclusive brand of Pet Related Exesome and Pet Related Exesome Products, as hereinafter defined and set forth; and

WHEREAS, the Parties desire to reflect in writing their respective rights, duties, and responsibilities with respect to said joint venture;

NOW, THEREFORE, in consideration of the premises and of the mutual promises, obligations, and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
JOINT VENTURE DESCRIPTION

1.1 Formation. The Parties hereby to participate in a joint venture (the "**Venture**"), which Venture shall be limited to the purposes and scope described in Article 2 hereof.

ARTICLE 2
JOINT VENTURE PURPOSE

2.1 Purpose. The sole purpose of the Venture shall be to manufacture, market, sell and develop an exclusive brand for the Venture of Pet Related Exesome products for the topical and injectable Veterinarian markets using Pet Related Exesome (said development being hereinafter referred to as the Project).

2.2 Limitation of Activities of Venture. The scope of the activities of the Venture shall be limited to those activities necessary to accomplish its purposes, as set out in Article 2.1 hereof, and each Party hereby covenants and agrees that it will take no action that is unnecessary or inappropriate to the accomplishment of said purposes, that is outside the scope of said purposes. The Parties will each provide the necessary staff, operations, policies and procedures, and accounting practices. Any changes, including, but not limited to, any of the preceding items of the project may only take place with a unanimous vote of the parties.

2.3 Indemnification. Each Party shall indemnify and hold harmless the others, wholly and completely, from all costs, expenses (including legal fees and expenses), claims, demands, actions, and rights of action arising out of anything done or to be created by such Party (directly or through its agents, employees, or representatives) outside the purpose and scope of, or in breach of the terms of, the Venture, and shall indemnify the others for costs incurred in successfully enforcing the provisions of this Article 2.3.

ARTICLE 3
TERM

3.1 The term of the Venture shall commence on the date hereof and shall continue until the Venture is liquidated or dissolved pursuant to Article 15 hereof.

ARTICLE 4
VENTURE INTEREST

4.1 Venture Percentage Interest. The Venture Percentage Interest of each Party shall be as follows:

- PharmaZu. – 50%
- Dynacord – 50%

ARTICLE 5
CONTRIBUTIONS

5.1 Contributions. The initial capital contribution of each Party shall be as follows:

- PharmaZu shall use its expertise in the Development of products, marketing of products, sales of the Pet Related Exesome and Pet Related Exesome Products;
- Dynacord shall manufacturing the Pet Related Exesome and Pet Related Exesome Products. It is agreed to by and between the Parties that part of the contribution of Availa is that Dynacord has received a total of 20% of the initial equity (capital stock) of Availa, the parent company, as a result of its contribution to the Venture.
- Dynacord – shall utilize its relationship with Louisiana State University and Medical Center to allow clinical studies and other related review, at the expense of PharmaZu.
- Any and all intellectual property produced as a result of the Joint Venture/Manufacturing Agreement shall be jointly and equally owned by PharmaZu and Dynacord.

ARTICLE 6
FINANCIAL BENEFITS AND OBLIGATIONS

6.1 Costs and Expenses to Be Borne by the Either Party, or the Venture. Profit or loss shall be calculated, after the deduction of all expenses, as follows

a. The Parties agree that Dynacord shall have the exclusive right to manufacture the Pet Related Exesome and Pet Related Exesome products at an agreed upon base price (said base price shall include shipping), plus 20%. The Parties further agree to review the base price every 12 months and if both parties agree, the base price shall be adjusted;

b. PharmaZu shall have the exclusive right to the Marketing, Distribution and Sales of the Pet Related Exesome produced by Dynacord.,

2 The Parties recognize and acknowledge that, in participating in the Venture, each may incur costs and ꞔpenses that are not chargeable to the Venture hereunder. Such costs and expenses shall be borne by such Party and ıall be allocated to such Party for tax purposes.

ARTICLE 7
DISTRIBUTIONS

7.1 Cash Distributions. The Parties shall be responsible for each parties' expenses and revenue from the joint venture.

ARTICLE 8
NO WITHDRAWAL FROM VENTURE

8.1 Each of the Parties hereby covenants and agrees that it will not withdraw from the Venture prior to the end of the term of the Venture, unless otherwise agreed by all other Parties. Each Party further covenants and agrees that it

will carry out its duties and responsibilities hereunder until the Venture is terminated, liquidated, and dissolved pursuant to Article 15 hereof.

ARTICLE 9
NEW PARTIES

9.1 No person, firm, corporation, or other entity shall be admitted to the Venture as a Party without the consent of all Parties. Any person, firm, corporation, or other entity that is to be admitted as a Party shall agree to be bound by all of the terms and provisions of this Agreement and execute such further documents and agreements as, in the opinion of counsel for the Venture, are necessary to effectuate the admission of such Party to the Venture.

ARTICLE 10
TRANSFER OF INTERESTS

10.1 Each Party hereby covenants and agrees that it will not sell, assign, pledge, encumber, or otherwise dispose of all or any part of its legal or beneficial interest in the Venture to any person, firm, corporation, or other entity without the consent of the other Parties. Any purported sale, assignment, pledge, encumbrance, or other disposition of an interest in the Venture without the consent of the other Parties shall be null, void, and of no effect, provided, however, that without abridging its right to have the purported transaction declared a nullity, the other Parties shall have the right, for a period of 90 days after receiving actual notice of such transaction, to purchase the interest purported to have been sold, assigned, pledged, encumbered, or otherwise disposed of for a cash purchase price equal to 80 percent of the proportionate capital account attributable to such interest at the time of the purported transfer, less any distributions or losses made or incurred with respect to the purportedly transferred interest between the time of the purported transfer and the time of the purchase.

ARTICLE 11
REPRESENTATIONS AND WARRANTIES

11.1 Each Party hereby represents and warrants to the others and to the Venture, as follows:

a. PharmaZu, LLC. is a limited liability corporation duly organized, validly existing, and in good standing under the laws of the States of Florida;

b. Dynacord, LLC is a limited liability corporation, validly existing and in good standing under the laws of the State of Louisiana;

c. Each Party has the corporate power and authority to carry on its separate business and the business of the Venture, to enter into this Agreement, and to perform its obligations hereunder;

d. The execution and performance of this Agreement and the performance of the activities contemplated hereby have been duly authorized by all necessary corporate action of such Party, and such execution and performance does not violate such Party's articles of incorporation; bylaws; or any agreement, order, restriction, or injunction to which such Party is a party or is subject; and

e. This Agreement constitutes a valid and binding obligation of such Party.

11.2 The representations and warranties of each Party hereunder are true and correct as of the date hereof and shall survive the execution hereof. Each Party shall hold harmless the others and the Venture, wholly and completely, from all expenses (including reasonable attorney fees), costs, damages, and liabilities incurred by the other Parties or the Venture as a result of any inaccuracy or breach of such representations and warranties.

ARTICLE 12
DISSOLUTION AND LIQUIDATION OF VENTURE

12.1 Dissolving Events. Each of the following shall constitute a Dissolving Event:

a. The abandonment or discontinuance of the Project based on a resolution approved by a unanimous vote of the Parties of the Venture;

b. The agreement of all Parties to dissolve the Venture;

c. The filing by any Party of a voluntary petition in bankruptcy; the adjudication of the any Party as a bankrupt; the filing by any Party of a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the present or any future federal Bankruptcy Act or any other present or future applicable federal, state, or other statute or law relative to bankruptcy, insolvency, or relief of debtors; or the seeking or consenting to or acquiescing in the appointment of any trustee, receiver, conservator, or liquidator of all or any substantial part of the assets of any Party; and

d. The withdrawal from the Venture by one of the Parties without the consent of the other Party.

12.2 Effect of Occurrence of Dissolving Event; Liquidation of Venture.

a. Upon the occurrence of a Dissolving Event listed in Article 12.1(a) or (b) hereof, the purpose of the Venture shall be deemed accomplished or abandoned and the Venture shall continue solely for the purpose of winding up its affairs and collecting amounts due it.

b. Upon the occurrence of a Dissolving Event listed in Article 12.1(c) or (d) hereof, any Party not causing or suffering the Dissolving Event to occur (a Non- dissolving Party) may, at its option:

I. Require the specific performance of a Dissolving Party under the terms and covenants contained in this Agreement;

II. Enjoin a Dissolving Party from acting in violation of the terms and covenants contained in this Agreement;

III. Deem the purpose of the Venture accomplished or abandoned and liquidate the Venture pursuant to Article 12.2(a) hereof; or

IV. Pursue any other rights or remedies provided by applicable law or equity, including recovery for damages.

All of the rights and options contained in this Article shall be both cumulative and separate and may be exercised and pursued by the Non-dissolving Party in any number or combination.

12.3 Reasonable Time for Liquidation. A reasonable time shall be allowed for the collection of amounts due the Venture and the orderly liquidation of Venture assets pursuant to Article 15.2 hereof in order to minimize the losses normally attendant upon such liquidation.

12.4 Date of Dissolution. The Venture shall terminate and dissolve when all property owned by, and all amounts owed to, the Venture shall have been collected and disposed of in accordance with Article 12.2 hereof. The establishment of any reserve in accordance with the provisions of Article 12.2 hereof shall not have the effect of extending the term of the Venture, but any such reserve shall be distributed in the manner provided in such Article upon expiration of the period of such reserve.

12.5 Activities After Occurrence of a Dissolving Event. In the event that a Dissolving Event occurs prior to the completion of the Project, then each Party shall be free to participate individually in subsequent completion of the Project without liability or accountability to the Venture or to the other Parties.

ARTICLE 13
MISCELLANEOUS

13.1 Notices. Any notice or other communication provided for or required by this Agreement, shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the U.S. mail, certified or registered, return receipt requested, postage prepaid, and properly addressed to the person to whom such notice is intended to be given at such address as such person may have previously furnished in writing to the Venture or to such person's last known address.

13.2 Modifications. No change or modification of this Agreement shall be valid or binding upon the Parties, nor shall any waiver of any term or condition in the future be valid and binding, unless such change or modification shall be in writing and signed by all of the Parties.

13.3 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Parties and their legal representatives, transferees, and assigns.

13.4 Duplicate Originals. For the convenience of the Parties, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

13.5 Construction. This Agreement shall be interpreted and construed in accordance with the laws of the State of Florida. The titles of the Articles and sub-Articles herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein.

13.6 Entire Agreement. This Agreement is intended by the Parties to be the final expression of their Agreement and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements, or agreements to the contrary heretofore made.

IN WITNESS WHEREOF, the parties hereto have executed and sealed this Agreement as of the ___ day of November 2021.

PharmaZu, Inc.

____

Adam Brooks, CEO

Dynacord LLC

____

Keyon Janani, Managing Member

EXHIBIT "G"
DRAFT TECHNOLOGY LICENSE AGREEMENT WITH DMS

TECHNOLOGY LICENSE AGREEMENT

THIS AGREEMENT ("Agreement") is made effective as of November __, 2021 (the "Effective Date") and entered into by and between DMS, a __________ corporation ("Licensor"), doing business at 3535 S Sherwood Forest Blvd, Suite 249, Baton Rouge, LA 70816 and PharmaZu, LLC ("Licensee"), doing business at ___________________. (Individually, a "Party" and collectively, the "Parties").

BACKGROUND

WHEREAS, Licensor (DMS) and Licensee (PharmaZu), desire to enter into a License Agreement for the licensing, development and use of the Telemed Platform developed by Licensor

WHEREAS, Licensor has developed the Telemed platform for use in human medical procedures and Licensee desires the exclusive license for the use and to utilize the Telemed platform for use in Veterinarian procedures;

WHEREAS, Licensor and Licensee desire to set forth the obligations and responsibilities of each party to the License Agreement,

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and obligations herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS.

A. "**Affiliate**" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" for purposes of this Agreement means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and "controlled by" and "under common control with" have correlative meanings.

B. The "Existing Technology" and the "Future Technology" are referred to collectively as the "Licensed Technology" and include without limitation all intellectual property such as patents, trademarks, service marks, trade names, copyrights, know-how, trade secrets, licenses, information and proprietary rights and processes owned by or licensed to Licensor relating in any way to the Telemed system.

C. "Licensed Product" means the Telemed Systema and related software.

D. "Sublicensee" means any sublicensee(s) of the rights granted to Licensee under this Agreement.

2. LICENSE.

Licensor hereby grants to Licensee and its Affiliates, upon and subject to all the terms and conditions of this Agreement, an exclusive, transferable (including without limitation sublicensable), worldwide, perpetual license under the Licensed Technology, to use, the Licensed Product for the term of this Agreement. For the avoidance of doubt, the license grant of this Agreement includes without limitation an exclusive, transferable (including without limitation sublicensable), worldwide sublicense of all intellectual property licensed to Licensor under the any Agreement (to the extent it is Licensed Technology).

3. COMPENSATION.

A. In consideration for the license granted hereunder, Licensee agrees to pay to Licensor the royalty payments recited in Exhibit A

B. The royalty owed Licensor will be calculated on an annual calendar basis and will be payable as indicated in Exhibit A.

4. INDEMNITY.

Licensor agrees to defend, indemnify and hold Licensee and its officers, directors, agents, Sublicensees, employees, and customers, harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred as a result of any claim that the Licensed Technology infringes or misappropriates any third party's intellectual property. Licensee will deliver written notice of a claim for indemnification with reasonable promptness to Licensor, which notice will describe in reasonable detail the nature of the claim. However, any failure to timely give that notice will not relieve Licensor of any of its indemnification obligations under this Agreement. Licensor has the right, subject to Licensee's consent ("Approval"), to participate in and control the defense of the claim with counsel of its choice. Licensee will have the right to employ separate counsel in any action and to participate in the defense of that action, but the fees and expenses of that counsel will be at the sole expense of the Licensee unless (i) Licensor, upon or after Approval, failed to assume the defense and diligently prosecute or settle the claim, or (ii) in the reasonable judgment of counsel retained by Licensor to represent Licensor, there exists or develops a conflict that would ethically prohibit counsel to Licensor from representing Licensee. If requested by Licensor upon or after Approval, Licensee will cooperate with Licensor and its counsel in contesting any claim that Licensor elects to contest, including, without limitation, by making any counterclaim against the person or entity asserting the claim or any cross-complaint against any person or entity, in each case only to the extent that any counterclaim or cross-complaint arises from the same actions or facts giving rise to the claim. Licensee will be the sole judge of the acceptability of any compromise or settlement of any claim, litigation, or proceeding in respect of which indemnity may be sought under this Agreement. Licensor will not enter into any settlement or compromise of any claim without Licensee's consent.

5. COOPERATION. Both Parties will further cooperate to ensure that both Parties enjoy the benefits of all licenses granted under this Agreement.

6. NOTICE AND PAYMENT. All notices, requests, demands, payments, and other communications which are required to be or may be given under this Agreement to a Party by the other Party must be in writing and will be deemed to have been duly given (a) immediately if delivered in person, (b) the day following dispatch by a nationally recognized overnight courier service (such as Federal Express or UPS, etc.) for next day delivery, (c) five days after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the Party to whom the same is so given or made, or (d) upon confirmation of receipt, if by facsimile. Any notice or other communication given hereunder will be addressed to the Licensor, at the address indicated above, or at any other address to which the Licensee was advised of in writing, or to the Licensee, at the address indicated above, or at any other address to which the Licensor was advised of in writing.

7. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Florida. The Parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement will be adjudicated before a court located in Miami-Dade, Broward or Palm Beach and they hereby submit to the exclusive jurisdiction of the courts of the State of Florida located in the enumerated counties and of the federal courts in the Southern District of Florida with respect to any action or legal proceeding commenced by any Party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement or any acts or omissions relating to the sale of the securities hereunder, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth below or such other address as the undersigned will furnish in writing to the other.

8. AGREEMENT BINDING ON SUCCESSORS. The provisions of this Agreement will be binding upon and will inure to the benefit of the Parties, their heirs, administrators, successors, and assigns.

9. ASSIGNABILITY. Neither Party may assign this Agreement or the rights and obligations thereunder to any third party without prior express written approval of the other Party, which consent will not be unreasonably withheld.

10. WAIVER. No waiver by either Party of any default will be deemed as a waiver of any prior or subsequent default of the same of other provisions of this Agreement.

11. SEVERABILITY. If any term, clause, or provision herein is held invalid or unenforceable by a court of competent jurisdiction, such invalidity will not affect the validity or operation of any other term, clause or provision, and such invalid term, clause or provision will be deemed to be severed from this Agreement.

12. INTEGRATION; AMENDMENT. This Agreement constitutes the entire understanding of the Parties, and revokes and supersedes all prior agreements between the Parties and is intended as a final expression of their agreement. It will not be modified or amended except in writing signed by the Parties and specifically referring to this Agreement.

13. COUNTERPARTS. This Agreement may be executed and delivered in one or more counterparts each of which when executed will be deemed an original, but all of which taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the PARTIES, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand the day indicated.

DMS ("**LICENSOR**")

By: ______________________________

PHARMAZU, INC. ("LICENSEE")

By: ______________________________
Adam Brooks, CEO

EXHIBIT "H"
LETTER OF INTENT AND ADDENDUM TO ACQUIRE FUSION SPECIALTY PHARMACY 1 & 2

PharmaZu LLC
1881 W Frederick Small Rd.
Jupiter, FL 33458

PROPOSAL/BINDING LETTER OF INTENT

September 21, 2021

Mr. Koby Taylor
Fusion Specialty Pharmacy
1100 Canyon View Dr., Suite C
Santa Clara, UT 84765

Re: Acquisition of Fusion Specialty Pharmacy by PharmaZu, LLC

Dear Sir,

The following **Binding Letter of Intent** sets forth the terms upon which **PharmaZu LLC**, located 1881 W. Frederick Small Rd., Jupiter, FL 33458 (hereinafter "**PharmaZu**"), will acquire 100% of the issued and outstanding shares of **Fusion Specialty Pharmacy**, as well as all Inventory, intellectual property, Websites, and related IT, Licenses and Authorizations (hereinafter "**Fusion**").

1. **Proposed Transaction.** PharmaZu and Fusion intend to complete a Transaction where PharmaZu will purchase all shares and/or membership unites of Fusion for a valuation of approximate $4,000,000, subject to adjustment based on due diligence ("the Transaction").

2. **Purchase Price.** the Purchase Price of $4,000,000 (the "Purchase Price") shall be paid, as follows:
   a. A total of $3,500,000 valuation in shares of common stock of PharmaZu, or its successor public entity, based on the valuation of the consolidated entity: and
   b. Cash payment of $500,000 from the raise of capital pursuant to the Reg A offering to be conducted.

3. **Conditions for Closing.** Closing of the Transaction is anticipated to be on or about ninety (90) days from the execution of this Letter of Intent, or if all conditions to closing are met prior to said date, the Parties may close earlier, or with any extension as agreed to by the Parties. The required Conditions of Closing are as follows:

   a) Final due diligence shall be completed by both Parties.
   b) Final definitive documents, including a Share Exchange/Purchase Agreement, and all accompanying documentation as negotiated and agreed to by Counsel for PharmaZu and Fusion, respectively.
   c) Employment/Compensation Agreements for all necessary parties of Fusion, and specifically Koby Taylor, shall have been negotiated, agreed, and approved by all Parties; and
   d) All necessary consents or approvals from any third parties required to be obtained in connection with the Transaction shall have been obtained.

4. **Board of Directors/Management**. Upon the consummation of the Transaction, Koby Taylor shall be appointed to the Board of Directors of PharmaZu, remain as President of Fusion and shall become

Director of Pharmacy Operations of PharmaZu. Koby Taylor shall participate in any Stock Options, ESOP, Bonus Pool, and other incentives as all other Senior Management of PharmaZu.

5. **Due Diligence**. During the period between this date and the closing of the Acquisition, each of Party, will cause its officers and counsel to provide to the other, and their respective attorneys and representatives with reasonable access to the books, records, facilities and personnel of such party so that each party may conduct an appropriate investigation of the other party's accounts, business and affairs. If the due diligence examination of by any party is unsatisfactory, such party shall notify the other parties and this Binding Letter of Intent shall terminate without any further obligation of any party.

6. **Closing**. The parties will use their best efforts to complete all due diligence, and to close the Acquisition as set forth in Paragraph 3, above of this Binding Letter of Intent.

7. **Costs.** Each Party shall each bear its own costs associated with the closing of this Transaction.

8. **Public Announcements.** Before the closing, neither Party, *without written consent by both parties*, shall make any public release of information regarding the matters contemplated herein *except* (i) as required by law or rule or regulation, and (ii) that each Party may each continue such communications with employees, customers, suppliers, franchisees, lenders, lessors, shareholders, members, and other particular groups, as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other party or the prompt consummation of the transactions contemplated by this Binding Letter of Intent.

9. **Confidentiality.** Each Party each agrees that (except as may be required by law) it will not disclose or use and it will cause its officers, directors, employees, representatives, agents, and advisors not to disclose or use, any Confidential Information (as hereinafter defined) with respect to the other party furnished, or to be furnished, to it in connection herewith at any time or in any manner and will not use such information other than in connection with its evaluation of the Agreement. For the purposes of this paragraph 10, "Confidential Information" means any information identified as such in writing by the disclosing party. If the Agreement is not consummated, the receiving party will promptly return all documents, contracts, records, or properties to the disclosing party. The provisions of this paragraph shall survive the termination of this Letter of Intent.

10. **Independent Representation.** Each Party each acknowledges and agrees that it has received or will receive and has had the opportunity to receive independent legal counsel of its own choice and that it has been sufficiently apprised of its rights and responsibilities with regard to the substance of this Letter of Intent and will seek its own independent legal counsel with regard to the proposed transaction and the Definitive Agreements.

11. **Conduct of the Business**. Until the closing of the Acquisition, each Party shall:

    (i) conduct its business in the normal, useful and regular manner; and

    (ii) use its best efforts to preserve the business and the goodwill of the customers and suppliers of the business and others having relations with Seller.

12. **Expiration of Letter of Intent**. If the Definitive Agreements are not entered into the date as set forth herein, or either party notifies the other party that it has decided not to proceed with the Transaction prior to the execution of the Definitive Agreements, this Binding Letter of Intent and obligations of the parties hereunder shall immediately terminate, provided that paragraphs 7, 8, and 9, herein shall survive any termination of this Letter of Intent.

13. **Entire Agreement; Amendments.** This Agreement represents the entire understanding of the parties and supersedes and cancels all prior negotiations, undertakings, and agreements between the parties, whether written or oral, with respect to the subject matter of the Agreement. This Agreement may be amended, modified, waived, or terminated only by a written instrument signed by both parties to this Agreement.

14. **Governing Law**. The Laws of the State of Florida shall govern this Letter of Intent.

15. **Counterparts.** This Agreement may be executed in any number of counterparts, and each of the parties on separate counterparts, each of which, when so executed, will be deemed an original, not all of which will constitute but one and the same original.

16. **No Obligation.** This Letter of Intent reflects the price and other terms upon which the parties agree to proceed to negotiate definitive agreements but other than as set forth herein, is not intended to create any binding obligations other than to negotiate in good faith or as specifically provided.

This Letter of Intent will terminate unless countersigned below and received by PharmaZu no later than September 30th, 2021, at 10:30 A.M. Eastern Time.

Dated as of the date first indicated above.

Very truly yours,

PharmaZu LLC.

____
Adam Brooks,
CEO

Accepted and Agreed:

Fusion Specialty Pharmacy

____
Koby Taylor
CEO

FIRST AMENDMENT TO BINDING LETTER OF INTENT

THIS FIRST AMENDMENT TO BINDING LETTER OF INTENT (this "Amendment"), effective as of the 23rd Day of December 2021 (the "Effective Date"), is made by and between **PharmaZu, Inc., successor in interest to PharmaZu, LLC**., a Florida corporation ("**PharmaZu**"), and **Fusion Specialty Pharmacy** (hereinafter "**Fusion**").

WITNESSETH:

WHEREAS, PharmaZu and Fusion entered into that certain Binding Letter of Intent dated September 21, 2021 (the "Binding LOI"), pursuant to which the parties agreed to negotiate definitive documentation to enter into a merger or acquisition pursuant to which Fusion will become a wholly owned subsidiary of PharmaZu (the "Transaction");

WHEREAS, pursuant to the Binding LOI, Fusion was to receive as part of the purchase price common stock of PhamraZu, with a valuation of $3,500,000 at the time of closing;

WHEREAS, PharmaZu and Fusion, desire to amend the terms of the purchase price, as set forth herein

NOW, THEREFORE, for and in consideration of the mutual covenants contained in this Amendment, in the Binding LOI, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto mutually agree, and covenant as follows:

1. **Capitalized Terms**. All capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to them in the Binding LOI.

2. **Amendment to Purchase Price**. Section 2 of the Binding LOI is amended as follows:

"the Purchase Price (the "Purchase Price") shall be paid, as follows:

a. A total of 900,000 shares of Preferred Shares of Emergent Health, the entity to be the purchaser of PharmaZu, with the same rights, preferences and obligations as all other shareholders of PharmaZu, or its successor public entity; and
b. Cash payment of $500,000 from the raise of capital pursuant to the Reg A offering to be conducted."

3. **Governing Law**. This amendment shall be construed in accordance with the laws of the State of Florida without giving effect to any choice of conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Florida.

4. **Severability**. If any provision of this Amendment, of the application thereof to any person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Amendment and the application of such provision to such persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extend permitted by applicable law.

5. **Counterparts**. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

6. **Continuing Effect of Binding LOI**. Except as modified by this Amendment, the Binding LOI shall continue in full force and effect in accordance with its terms. To the extent of any conflict between the terms of this Amendment and the terms of the Binding LOI, the terms of this Amendment shall control.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to effective a so the Effective Date.

Dated as of the date first indicated above.

Very truly yours,

PharmaZu Inc, successor in interest to PharmaZu, LLC.

____

By: Adam Brooks,
Title: CEO

Accepted and Agreed:

Fusion Specialty Pharmacy

____

By: Koby Taylor
Title: CEO

EXHIBIT "I"
$200,000 USE OF PROCEEDS

$10,000	Website platform completion
$ 90,000	Salaries for 6 months – $15,000 per month, if so required
$ 15,000	Rent for 6 months - $2,500 per month
$ 30,000	IT for 6 months - $5,000 per month
$ 55,000	Working Capital

EXHIBIT J
CHRISTINE ARENELLA
AND
EMERGING CAPITAL STRATEGIES, LTD.
PROMISSORY NOTES

PROMISSORY NOTE

Principal Amount: $62,500	Jupiter, Florida
Purchase Price: $50,000	August 5, 2021

FOR VALUE RECEIVED, PharmaZu, LLC a Florida limited liability corporation (the "***Company***"), hereby promises to pay to the order of Christine Arenella, (the "***Payee***"), at the address specified for notice below, or such other place as the Payee may designate to Company in writing from time to time, the principal sum of **$62,500** in lawful money of the United States of America on August 5, 2022 (the "***Maturity Date***"), in addition to all other amounts provided in this convertible promissory note (this "***Note***"). This Note is intended to be a bridge loan into an offering by the Company.

1. Purchase Price - $62,500 - Upon execution and delivery of this Note, the sum of $50,000 shall be remitted and delivered to, or on behalf of the Company by Payee.

2. Payment Terms

   A. Interest. This Note shall not bear interest.

   B. Payment of Principal at Maturity. The principal of this Note shall be due and payable on the Maturity Date.

3. Prepayment. The Company shall have the right to prepay this Note, along with accrued interest or penalties thereon as may be applicable, prior to the Maturity Date subject to 3-day prior notice to the Payee ("***Pre-pay Notice***"). During the Pre-pay Notice period, the Payee shall retain the ability to exercise the rights set forth in Section 3(d) below. In the event that any scheduled payment date hereunder is a day on which banks in the State of New York are required or authorized to be closed, then the payment that would be due on such day shall instead be due and payable on the next day in which banks in the State of New York are open, with additional interest for such delay at the rate then in effect hereunder.

4. Default. It shall be an event of default ("***Event of Default***"), and the entire unpaid principal of this Note shall become immediately due and payable upon the occurrence of any of the following events:

   A. any failure on the part of the Company to make any payment under this Note when due, and such failure continues for five (5) days after the due date;

   B. the Company's commencement (or take any action for the purpose of commencing) of any proceeding under any bankruptcy, or for the reorganization of any party liable hereon, whether as maker, endorser, guarantor, surety or otherwise, or for the readjustment of any of the debts of any of the foregoing parties, under the Federal Bankruptcy Code, as amended, or any part

thereof, or under any other laws, whether state or Federal, for the relief of debtors, now or hereafter existing, by any of the foregoing parties, or against any of the foregoing parties;

C. a proceeding shall be commenced against the Company under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or

statute and relief is ordered against such party, or the proceeding is controverted but is not dismissed within thirty (30) days after the commencement thereof;

D. the appointment of a receiver, trustee, or custodian for all or substantially all of the assets of the Company, which appointment remains in place for at least one hundred twenty (120) days, the dissolution or liquidation of the Company; or

E. the admission by the Company of its inability to pay its debts as they mature, or an assignment for the benefit of the creditors of the Company.

5. Waiver.

A. The Company and every endorser or guarantor, if any, of this Note regardless of time, order, or place of signing waive demand, presentment, protest, notice of protest, notice of dishonor with respect to this Note and notices of every kind and assent to any one or more extensions or postponements of the time of payment or any other indulgences, to any substitutions and to any additions or releases of any other parties or persons primarily or secondarily liable with respect to this Note.

B. The parties hereto agree that a waiver of rights under this Note shall not be deemed to be made by a party hereto unless such waiver shall be in writing, duly signed by the applicable party, and each such waiver, if any, shall apply only with respect to the specific instance involved and shall in no way impair the rights of the parties hereto in any other respect at any other time.

C. IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, THE COMPANY WAIVES (TO THE FULL EXTENT PERMITTED BY LAW) ALL RIGHT TO A TRIAL BY JURY.

6. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

7. Assignment of Note. The Company may not assign or transfer this Note or any of its obligations under this Note in any manner whatsoever (including, without limitation, by the consolidation or merger with or into another corporation) without the prior written consent of Payee. The Note may be assigned at any time by the Payee.

8. Miscellaneous.

A. This Note may be altered only by prior written agreement signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought. This Note may not be modified by an oral agreement, even if supported by new consideration.

B. Subject to the covenants, terms, and conditions contained in this Note apply to and bind the heirs, successors, executors, administrators and assigns of the parties.

C. This Note and the agreements and documents referred to herein and therein constitute a final written expression of all the terms of the agreement between the parties regarding the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, and representations between the parties with respect to this Note. If any provision or any word, term, clause, or other part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note shall not be affected and shall remain in full force and effect.

D. The term "***Payee***" shall include the initial party to whom payment is designated to be made and, in the event of an assignment of this Note, the successor assignee or assignees, and, as to each successive additional assignment, such successor assignee or assignees.

E. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States of America) or by FedEx, Express Mail, or similar internationally recognized overnight delivery or courier service, or delivered in person or by facsimile, email, or similar telecommunications equipment, against receipt therefore at the address of such party set forth in this Section 7(e) (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 7(e)).

Payee: Christine Arenella
4372 Bocaire Blvd.
Boca Raton, FL 33487

Company: PharmaZu LLC.
1881 W Frederick Small Rd.
Jupiter, FL 33458

Such addresses may be changed by notice given as provided in this subsection. Notices shall be effective upon the date of receipt; provided, however, that a notice (other than a notice of a changed address) sent by certified or registered U.S. mail, with postage prepaid, shall be presumed received not later than three (3) business days following the date of sending.

F. Time is of the essence under this Note.

G. Payee for the use of the money advanced or to be advanced hereunder exceed the maximum rate of interest allowed to be charged under applicable law (the "***Maximum Legal Rate***"). If, from any circumstances whatsoever, the fulfillment of any provision of this Note or any other agreement or instrument now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced hereby shall involve the payment of interest in excess of the Maximum Legal Rate, then the obligation to pay interest hereunder shall be reduced to the Maximum Legal Rate; and if from any circumstance whatsoever, the Payee shall ever receive interest, the amount of which would exceed the amount collectible at the Maximum Legal Rate, such amount as would be excessive interest shall be applied to any other indebtedness of the Company to the Payee. This provision shall control every other provision in any and all other agreements and instruments existing or hereafter arising between the Company and the Payee with respect to the indebtedness evidenced hereby.

H. The Company represents and warrants that the issuance of this Note has been duly authorized by all necessary corporate and shareholder actions and the execution, delivery and repayment of this Note does not and will not violate any agreement to which it is a party.

I. Most-Favored Nation. So long as this Note is outstanding, upon any issuance by the Company or any of its subsidiaries of any new security, with any term that the Payee reasonably believes is more favorable to the Payee of such security or with a term in favor of the holder of such security that the Payee reasonably believes was not similarly provided to the Payee in this Note, then (i) the Company shall notify the Payee of such additional or more favorable term within one (1) business day of the issuance or amendment (as applicable) of the respective security, and (ii) such term, at Payee's option, shall become a part of the transaction documents with the Payee (regardless of whether the Company complied with the notification provision of this Section 4.14). The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, prepayment rate, conversion lookback periods, interest rates, and original issue discounts. If Payee elects to have the term become a part of the transaction documents with the Payee, then the Company shall immediately deliver acknowledgment of such adjustment in form and substance reasonably satisfactory to the Payee (the "Acknowledgment") within one (1) business day of Company's receipt of request from Payee (the "Adjustment Deadline"), provided that Company's failure to timely provide the Acknowledgement shall not affect the automatic amendments contemplated hereby.

J. Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by the Payee in order to enforce any right or remedy under this Note. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed and provided that the total liability of the Company under this Note for payments which under the applicable law are in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the "Maximum Rate"), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums which under the applicable law in the nature of interest that the Company may be obligated to pay under this Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by applicable law and applicable to this Note is increased or decreased by statute or any official governmental action subsequent to the Issue Date, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to this Note from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to the Payee with respect to indebtedness evidenced by this the Note, such excess shall be applied by the Payee to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at the Payee's election.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Convertible Note as of the date first set forth above.

PharmaZu, LLC

DocuSigned by:

____

Adam Brooks

Chief Executive Officer

Agreed to and Accepted By:

Christine Arenella

DocuSigned by:

Christine Arenella

____

Christine Arenella

AMENDED PROMISSORY NOTE

$24,500.00 Jupiter, FL

As of December 28th, 2021

FOR VALUE RECEIVED, the undersigned **PharmaZu, Inc., successor in interest to PharmaZu, LLC** ("Maker" or the "Company"), a Florida corporations, with an address of 1881 W Frederick Small Rd,. Jupiter, FL, promises to pay to the order of **James W. Zimbler and/or Emerging Capital Strategies, Ltd.**, or its successors or assigns ("Holder"), the principal sum of **TWENTY-FOUR THOUSAND FIVE HUNDRED DOLLARS ($24,500.00)**, inclusive of interest on the unpaid principal balance of this Note. This Amended Promissory Note replaces the Promissory Note of October 28, 2021, and includes additional principal payments to Maker. The Principal and Interest shall be paid as follows:

By the payment upon the Company receiving a minimum of $200,000 in working capital financing from the initial raise of $700,000 pursuant to the Reg A Offering of Emergent Health, to be the acquirer of Maker (Loan or Equity) or on 180 days from the execution of the original Note Date of October 28, 2021, that being April 28, 2022, whichever occurs first, at the Office of the Company or such other place as the Holder may designate from time to time, in writing, in lawful money of the United States of America.

1. The principal balance of this Note may be prepaid at any time, and from time to time, at par plus accrued and unpaid interest, at the option of Maker, without premium or penalty.

2. The delay or failure to exercise any right hereunder shall not waive such right. The undersigned hereby waives demand, presentment, protest, notice of dishonor or nonpayment, notice of protest, any and all delays or lack of diligence in collection hereof and assents to each and every extension or postponement of the time of payment or other indulgence.

3. If this Note is not paid as hereinbefore provided or should it become necessary in the opinion of the Holder to employ counsel to collect or enforce this Note, maker shall pay to Holder, to the extent permitted by applicable law, all costs, charges, disbursements and attorney's fees incurred by Holder in collecting or enforcing payment thereof, or in protecting the same, whether incurred in or out of court, including appeals and bankruptcy proceedings.

4. If one or more of the following described "Events of Default" shall occur:

(a) The Company shall default in the payment of principal or interest on this Note; or

(b) The Company shall fail to perform or observe any other covenant, term, provision, condition, agreement or obligation of the Company under this Note and such failure shall continue uncured for a period of seven (7) days after notice from the Holder of such failure; or

(c) The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

(d) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

(e) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within thirty (30) days thereafter, or

(f) Any money judgment, writ or warrant of attachment, or similar process in excess of Two Hundred Thousand Dollars ($200,000) in aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(g) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within thirty (30) days after

such institution or the Company shall by any action or answer approve of, consent, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding.

Then, or at anytime thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Note immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

5. The Company covenants and agrees that until all amounts due under this Note have been paid in full, by conversion or otherwise, unless the Holder waives compliance in writing, the Company shall:

(a) Give prompt written notice to the Holder of any Event of Default as defined in this Note or of any other matter, which has resulted in, or could reasonably be expected to result in, a materially adverse change in its financial condition or operations; and

(b) Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note.

6. Notice. All notice required by this Promissory Note to be given or made by the Company shall be given or made by first class mail, postage prepaid, addressed to the registered holder hereof at the address of such holder as indicated to the Company.

7. Successor in Interest. The amount due under this Promissory Note, shall follow and become the obligation of any successor company in which the Maker is sold to, merged with or any other combination, including a swap of shares, totaling more than 49% of the issued and outstanding shares of the Maker.

8. Governing Law. This Promissory Notes shall be governed by and construed and interpreted in accordance with the laws of the State of New York, which shall have jurisdiction.

IN WITNESS HEREOF, the undersigned has duly executed and delivered this Note as of the date and year first indicated above.

PharmaZu, Inc.

DocuSigned by:

By: Adam Brooks

Title: President/CEO

Emerging Capital Strategies, Ltd.

DocuSigned by:

James W. Zimbler

By: James W. Zimbler

Title: President